Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED

RETENTION AND SEVERANCE AGREEMENT

AMENDED AND RESTATED RETENTION AND SEVERANCE AGREEMENT entered into as of this 17th day of August, 2007 (the “Agreement”) by and between Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (the “Company”) and Patrick J. Sullivan, an individual having his principal residence at 151 Plympton Road, Sudbury, Massachusetts 01776 (the “Executive”). This Agreement amends and restates in its entirety that certain Retention and Severance Agreement, dated as of May 20, 2007 (the “Original Agreement”), to clarify further certain provisions of the Original Agreement.

WHEREAS, the Executive is the President and Chief Executive Officer of Cytyc Corporation, a Delaware corporation (“Cytyc”); and

WHEREAS, in connection with the execution and delivery of that certain Agreement and Plan of Merger by and among the Company, Nor’easter Corp., a Delaware corporation (Nor’easter”) and Cytyc, dated as of May 20, 2007 (the “Merger Agreement”), pursuant to which Cytyc, subject to satisfaction or waiver of the conditions set forth therein, has agreed to merge with and into Nor’easter (the “Merger”); and

WHEREAS, pursuant to the Merger Agreement and the Merger upon the Closing Date (as defined in the Merger Agreement), the former stockholders of Cytyc will own over 50% of the outstanding shares of the Company; and

WHEREAS, as provided in the Merger Agreement and subject to and conditioned upon the completion of the Merger, commencing as of the Closing Date (as defined in the Merger Agreement, such date to be sometimes referred to herein as the Effective Date of this Agreement), the Company desires to employ the Executive as the Executive Chairman of the Board of the Company and as an executive officer of the Company; and

WHEREAS, subject to and conditioned upon the consummation of the Merger, the Company agrees to provide additional incentives to the Executive to ensure his continued employment as the Chairman for a term of two years from the Closing Date, the Company is prepared to pay the Executive a Retention Bonus (as defined below) and issue Restricted Stock Units on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Executive is prepared to become employed by the Company as the Chairman and executive officer effective as of the Closing Date and through the Retention Date (as defined below) in reliance upon the Company’s undertaking and agreement to pay such Retention Bonus and issue Restricted Stock Units on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Company also desires to enter into this Agreement to provide the Executive with severance benefits in the event his employment is terminated in certain circumstances in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Definitions.

1.1 Accrued Compensation. For purposes of this Agreement, “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company, pursuant to the Company's expense reimbursement policy in effect at such time, during the period ending on the Termination Date, and (iii) vacation pay (other than the “Pro Rata Bonus” (as hereinafter defined)).

1.2 Base Salary. For purposes of this Agreement, “Base Salary” shall mean the greater of the Executive's annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Termination Date, and shall include all amounts of his Base Salary that are deferred at the election of the Executive under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement. For avoidance of doubt, Base Salary shall not include any Annual Bonus or portion thereof deferred under the Company’s Bonus Deferral Program or payments or benefits under this Agreement. As of the Effective Date of this Agreement, the Company shall pay Executive a Base Salary equal to $700,000.00 annually.

1.3 Annual Bonus. For purposes of this Agreement, “Annual Bonus” shall mean a cash amount the Executive is eligible to earn as additional compensation for period of employment through December 31, 2007 determined in accordance with Cytyc’s Executive Incentive Plan. Effective as of January 1, 2008, the Executive shall be eligible for an Annual Bonus of up to 150% of Executive’s Base Salary, subject to the terms and conditions of the Company’s Executive Bonus Plan. The Annual Bonus will be paid no later than two and half months after the end of the respective performance period for which the Annual Bonus was earned. The parties agree that the transition from the Cytyc Executive Incentive Plan to the Company’s Executive Bonus Plan shall be effected in a manner that avoids gaps or overlap between the plans and allows the Executive to benefit from any material increase in bonus opportunities afforded to other similarly situated executives.

1.4 Bonus Amount. For purposes of this Agreement, “Bonus Amount” shall mean the average of the annual bonuses (excluding any Retention Bonus paid pursuant to this Agreement or Change of Control payments paid under a change of control agreement including the Cytyc Change of Control Agreement (as defined below) paid or payable during the three full fiscal years ended prior to the Termination Date. Notwithstanding the foregoing sentence, any bonus electively deferred by the Executive pursuant to a qualified or a non-qualified plan shall be included in the Bonus Amount.

1.5 Cause. The Company may terminate the Executive's employment during the Term of this Agreement for “Cause”. For purposes of this Agreement, “Cause” means (i) any fraudulent act or acts that result in substantial harm or loss of the Company; (ii) willful and material violation of the Company’s Code of Conduct, and other Company Codes of Conduct or policies and procedures that are applicable to the Executive and that the Executive was made aware of; or (iii) the conviction of the Executive of a felony involving moral turpitude. The Company shall provide the Executive with 30 days written notice of any determination of Cause and provide the Executive, for a period of 30 days following such notice, with the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf and following such presentation to the Board, the Executive may only be terminated for Cause if the Board by a vote of not less than 75% of the independent directors (determined in accordance with the corporate governance listing standards of the Nasdaq National Market and the applicable rules and regulations of the Commission) determining that his actions did, in fact, constitute Cause.

1.6 Company. For purposes of this Agreement, “Company” shall mean Hologic and shall include its “Successors and Assigns” (as hereinafter defined).

1.7 Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days, and the Executive has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as hereinafter defined).

1.8 Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(a)	Material diminution in the Executive’s authority duties or responsibilities as defined in Exhibit A (including removal from the Board of Directors);

(b)	Reduction in the Executive’s Base Salary or bonus opportunity, unless such reduction is part of a company wide reduction in salary and bonus opportunities for all similarly situated executives;

(c)	The Company requiring the Executive to be based at any office or location more than fifty (50) miles from the Company’s headquarters as of the date hereof;

(d)	Material diminution in the budget over which the Executive retains authority; and

(e)	Any action or inaction that constitutes a material breach by the Company of this Agreement.

1.9 Notice of Termination. For purposes of this Agreement, “Notice of Termination” shall mean (i) a written notice from the Company of termination of the Executive's employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; or (ii) a written notice from the Executive to the Company of his resignation for Good Reason, which indicates the specific provision in Section 1.8 herein. Any Notice of Termination by the

Executive for Good Reason must occur not more than two years following the initial existence of one or more conditions described in Section 1.8 arising without the consent of the Executive and written notice to Company within ninety (90) days of the occurrence of the act or acts giving rise to Good Reason and the Company shall have thirty (30) days after receipt of such written notice to remedy the condition.

1.10 Pro Rata Bonus. For purposes of this Agreement, “Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of months worked in the fiscal year through the Termination Date and the denominator of which is 12. Any partial months shall be rounded to the nearest whole number using normal mathematical convention.

1.11 Termination Date. For purposes of this Agreement, “Termination Date” shall mean in the case of the Executive's death, his date of death, in the case of Good Reason, the last day of his employment, and in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company for Cause or due to Disability or by the Executive for Good Reason, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days.

2. Agreement. This Agreement shall be subject to and conditioned upon the consummation of the Merger and shall not become effective until the Effective Time (as defined in the Merger Agreement). . In the event that the Merger Agreement is terminated prior to the Effective Time, then this Agreement shall become null and void ab initio and be of no further force and effect.

2.1 Title/Duties. Upon the Effective Date, the Company shall appoint the Executive as Executive Chairman of the Board of Directors of the Company and employ him as an executive officer of the Company. The Executive’s duties as Executive Chairman and executive officer are described in the attached Exhibit A.

3. Retention Bonus. Following the Effective Date and provided that the Executive has remained continuously employed by the Company as its Chairman and executive officer or, if applicable, of its successor or assignee from the Effective Date to the two year anniversary thereof (the “Retention Date”), then the Company shall pay the Executive by check or by federal funds wire transfer, within fifteen (15) days of the Retention Date, a cash bonus in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (a “Retention Bonus”). In no event will the Retention Bonus be paid to Executive, if he ceases to serve as either the Company’s or, if applicable, its successor’s or assignee’s Chairman or executive officer until the Retention Date for any reason, including, without limitation, the Executive’s death, disability, resignation or termination of his employment by the Company for any reason. Notwithstanding anything herein to the contrary, (i) the Executive is terminated without Cause or (ii) the Executive notifies the Company in writing that he has been assigned duties that are inconsistent with the duties typically assigned to other executive officers of the Company in similar positions (in the event that there are no officers of the Company serving in similar positions, then officers at comparable public companies) within thirty (30) days’ notice of such occurrence and the Company fails to remedy such occurrence within thirty (30) days of receipt of such written notice, then the Retention Bonus shall be immediately payable to the Executive within fifteen (15) days of such termination.

3.1 Restricted Stock Units. Upon the Effective Date of this Agreement, the Company shall issue to the Executive One Million Five Hundred Thousand Dollars ($1,500,000) in Restricted Stock Units (based on the “fair market value” of the Common Stock as of the Effective Date of this Agreement; fair market value shall mean the last reported sales price for such Common Stock on the Nasdaq National Market (on that date) or the closing bid, if no sales were reported as quoted on such exchange or system as reported in The Wall Street Journal or such other source as the Board deems reliable). The Restricted Stock Units shall be subject to the terms and conditions more fully described in the governing Restricted Stock Unit Agreement Notwithstanding anything herein to the contrary, (i) the Executive is terminated without Cause or (ii) the Executive notifies the Company in writing that he has been assigned duties that are inconsistent with the duties typically assigned to other executive officers of the Company in similar positions (in the event that there are no officers of the Company serving in similar positions, then officers at comparable public companies) within thirty (30) days’ notice of such occurrence and the Company fails to remedy such occurrence within thirty (30) days of receipt of such written notice, then all Restricted Stock Units shall immediately and irrevocably vest to the Executive within fifteen (15) days of such termination.

4. Change of Control Agreements. The Executive and Company agree that the Change of Control Agreement entered into between the parties concurrent with this Agreement (the “Hologic Change of Control Agreement’) shall provide, subject to and conditioned upon the consummation of the Merger, that the payment of any Retention Bonus, issuance of Restricted Stock Units and for severance provided under this Agreement shall not be taken into consideration when determining and/or calculating the Executive’s Annual Base Salary, Annual Bonus, Average Annual Bonus, Change of Control Payments or Special Bonus thereunder (as such terms are defined or used in the Hologic Change of Control Agreement). The Change of Control Agreement, as amended, entered into by and between Cytyc and Executive with an effective date of July 23, 2003 attached hereto as Exhibit C (the “Cytyc Change of Control Agreement”) shall remain in full force and effect in accordance with its original terms, other than payment of the Change of Control payment provided for under Section 2(a)(i)(B) therein, which shall be paid to Executive by Cytyc immediately prior to and subject to the consummation of the Merger.

5. Intellectual Property Rights and Non-Competition Agreement. In consideration for the substantial benefits being provided hereunder, the Executive agrees to execute the Company’s Employee Intellectual Property Rights and Non-Competition Agreement attached hereto as Exhibit B, which is hereby incorporated into this Agreement.

6. Termination of Employment.

6.1 If, during the term of this Agreement, the Executive’s employment with the Company is terminated, then the Executive shall be entitled to the following compensation and benefits:

(a)	If the Executive’s employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation only.

(b)	If the Executive’s employment with the Company shall be terminated by Company without Cause or by the Executive for Good Reason (as defined in Section 1.8), then the Executive shall be entitled to each and all of the following:

(i)	The Company shall pay the Executive all Accrued Compensation;

(ii)	The Company shall pay the Executive a Pro Rata Bonus;

(iii)	The Company shall pay the Executive a lump amount equal to the Executive’s Base Salary plus Bonus Amount;

(iv)	The Company shall continue to provide the Executive with medical and dental benefits on the same terms and conditions provided to other executives of the Company for a period of one (1) year from the Termination Date;

(v)	The Company shall provide the Executive with out-placement services through Crenshaw Associates, Inc. (or a comparable executive search firm) or in the alternative, reimburse the Executive with Fifty Thousand Dollars ($50,000); and

(c)	In the event of a termination for “Good Reason” or termination without “Cause” as such terms are defined in the Cytyc Change of Control Agreement during the twenty-four months following the Closing Date, then the Company shall provide any benefits or payments provided to Executive under the Cytyc Change of Control Agreement, including, but not limited to, all benefits under Sections 2(a)(i)(A), 2(a)(ii), 2(a)(iii), 2(a)(iv), Section 3 and Section 15, subject to Section 4 with respect to execution of a mutual release in good faith; provided, however, that in no event will Executive be entitled to a payment under Section 2(a)(i)(B), which Executive acknowledges he is to receive upon the consummation of the Merger.

6.2 Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

6.3 Other Severance Benefits. The severance pay and benefits provided for in Section 6.1(b) shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

7. Divestiture or Sale of Division. Notwithstanding any other provision of this Agreement to the contrary, the termination of the Executive's employment with the Company in connection with the sale, divestiture or other disposition of a Subsidiary or “Division” (as hereinafter defined) (or part thereof) shall not be deemed to be a termination of employment of the Executive for purposes of this Agreement; provided, however, in the event such sale, divestiture or other disposition of a Subsidiary or Division, the Company obtains an express written agreement from such purchaser or acquiror as contemplated in Section 9.3. The Executive shall not be entitled to benefits from the Company under this Agreement as a result of such sale, divestiture, or other disposition, except in the event of a subsequent termination of employment entitling Executive to a payment hereunder. “Division” shall mean a business unit or other substantial business operation within the Company that is operated as a separate profit center, but that is not maintained by the Company as a separate legal entity.

8. Excise Tax Payments.

8.1 Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

8.2 An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Plan and the amount of such Limited Payment Amount shall be made by an accounting firm at the Company's expense selected by the Company which is designated as one of the six largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within five (5) days of the Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion, at the Company's expense, reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 8.3 below.

8.3 As a result of the uncertainty in the application of Sections 4999 and 28OG of the Code, it is possible that the Payments to be made to, or provided for the benefit of, the Executive either have been made or will not be made by the Company which, in either case, will be inconsistent with the limitations provided in Section 8.1 (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court, or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company, on demand (but not less than thirty (30) days after written notice is received by the Executive), together with interest on the Excess Payment at the “Applicable Federal Rate” (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Executive's satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within thirty (30) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to the Executive until the date of payment.

8.4 The Company represents and warrants that this Agreement and all payments and benefits associated with it are in compliance with Section 409A of the Internal Revenue Code. However, if the Company is found not to be in compliance with Section 409(A) in the future, and this noncompliance results in any excise tax or penalty being born by you, the Company will fully reimburse you within thirty (30) days of any tax and/or penalty you may incur. Notwithstanding the above, in the event of a determination that any payment or benefit associated with this Agreement is not compliant with the provisions of Section 409A of the Internal Revenue Code, the Company agrees that it will modify this Agreement to make it compliant with Section 409A and that it will make a good faith effort to maintain the value of the payments and benefits under this Agreement.

8.5 Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

9. Successors: Binding Agreement.

9.1 This Agreement shall be binding upon and shall inure to the benefit of the Company, and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

9.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representative.

9.3 In the event that a Subsidiary or Division (or part thereof) is sold, divested, or otherwise disposed of by the Company subsequent to or in connection with a Change in Control and the Executive is offered employment by the purchaser or acquiror thereof, the Company shall require such purchaser or acquiror to expressly assume, and agree to perform, the Company's obligations under this Agreement, in the same manner, and to the same extent, that the Company would be required to perform if no such acquisition or purchase had taken place.

10. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, (collectively, a “Claim”) shall be settled by arbitration pursuant to the rules of the American Arbitration Association and by a panel of three arbitrators, two of which will be chosen by each party and one agreed to by both parties. If the parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the parties. Any such arbitration shall be conducted in Boston, Massachusetts, unless the Executive consents to a different location.

11. Injunctive Relief. If the Executive commits a breach or is about to commit a breach, of any of the provisions of this Agreement, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will may not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show they have sustained by reason of such breach.

12. Tax Treatment; Tax Withholding. The Company and the Executive hereby acknowledge and agree that any Retention Bonus payable hereunder and issuance of Company common stock pursuant to the Restricted Stock Unit Agreement shall be treated and reported by the Company and the Executive as additional compensation for services rendered and as ordinary income. The Executive also acknowledges and agrees that the Company may withhold from any Retention Bonus, issuance of Company’s common stock pursuant to the Restricted Stock Unit Agreement or severance payment such amounts as may be required to satisfy all federal, state and local withholding and employment tax obligations.

13. General Provisions.

13.1 No Special Employment Rights. No provision of this Agreement shall grant or confer upon, or shall be construed to grant or confer upon, the Executive any right with respect to the continuation of his employment by the Company or to otherwise affect in any respect the terms and conditions of such employment except to the extent expressly provided hereunder.

13.2 Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: David Brady, Senior Vice President

Facsimile Number: (781) 280-0674

E-Mail Address: dbrady@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

E-Mail Address: jhauser@brownrudnick.com

If to the Executive, to:

Patrick J. Sullivan

151 Plympton Road

Sudbury, Massachusetts 01776

E-Mail Address:

with a copy to:

Wendi S. Lazar, Esq.

Outten & Golden LLP

3 Park Avenue, 29th Floor

New York, NY 10016

Facsimile Number:

E-Mail Address: wsl@outtengolden.com

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 13.2 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

14. Credit Service. Executive’s past years of service with Cytyc Corporation shall be credited when determining his years of service under any and all Cytyc (or any applicable Hologic) benefit and retirement plans. Upon commencement of Executive’s employment with the Company, he will be eligible to participate in all of the Company’s benefits, pension plans and perquisites commensurate with that of other executives on his level. Based on Executive’s prior years of service with Cytyc Corporation, Executive will be automatically vested in the retirement plan at the time he commences employment with the Company.

15. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements including, without limitation, the Original Agreement, whether written or oral, provided, however, that the Cytyc Change of Control Agreement, the Hologic Change of Control Agreement, Employee Intellectual Property Rights and Non-Competition Agreement, option agreement or other employment agreement by and between the Company and Executive shall remain in full force and effect, except as specifically provided herein. This Agreement may not be amended or revised except by a writing signed by both the Company and the Executive.

16. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices other than benefits available under the Cytyc Change of Control Agreement and the Hologic Change of Control Agreement) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement other than benefits available under the Cytyc Change of Control Agreement and the Hologic Change of Control Agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

17. Release. The Executive agrees that, with the exception of the Accrued Compensation due to him in accordance with the terms hereunder, that the payment of any severance under Sections 6.1(b)(ii), (iii) and (iv) is subject to and conditioned upon the execution and delivery by the Executive to the Company of a Settlement and Mutual Release Agreement (the “Release Agreement”) drafted by the Company, its affiliates and their respective officers, directors, employees and agents in good faith in respect to the Executive’s employment with the Company and the termination thereof in a form suitable to the Company and the expiration of any revocation period provided for under the Release Agreement.

18. Other Change in Control Agreement. Notwithstanding anything herein to the contrary, if the Hologic Change of Control Agreement results in the payment of benefits to the Executive as the result of a change in control (as defined therein), then the Executive shall receive no compensation hereunder other than accrued salary and bonus and the Retention Payment and Restricted Stock Units, subject to the terms and conditions herein.

19. Effect of Headings. The titles of section headings herein contained have been provided solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

20. Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the day and year first above written.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Glenn P. Muir, Executive Vice President and Chief Financial Officer

Executive

/s/ Patrick J. Sullivan
Patrick J. Sullivan

Exhibit A

Executive Chairman of the Hologic, Inc. Board of Directors

This position is held by an employee of the company and is a separate position from the CEO position. The executive oversees the activities and meetings of the Board of Directors and may be responsible for other activities and functions at the corporate level as outlined below. With respect to Executive’s duties as a member of the Board of Directors he shall report directly to the Board of Directors. With respect to Executive’s operational duties including without limitation, investor relations, as an executive officer of Hologic, the Chief Executive Officer of Hologic shall have final review and authority.

Corporate Responsibilities

1. Serve as key member of Hologic Investor Team (team includes Jack Cumming and Glenn Muir) that communicates the company story at analyst meetings, investor conferences, road shows and the media.

2. Mentor Jack Cumming in learning Cytyc's current business.

3. Working as Co-Chair of the Alignment Team - select group of senior managers to participate in the development of a plan to align the assets of the combined companies to maximize efficiencies, effectively manage the business and drive future growth.

4. Serve as senior advisor (along with Jack Cumming) and be an active participant in the business development initiatives.

5. Participate as a senior member of Hologic's Scientific Advisory Board (along with Jack Cumming and Jay Stein). The Advisory Panel, composed of leading clinicians in Breast Health was formed to help shape decisions about future strategic direction for our company.

6. Serve as Corporate Spokesperson (with Jack Cumming) to foster alliances with government officials and leading clinicians of countries where screening programs are in the formative stage.

Board Responsibilities

1. To act as a Director of the Company in the best interests of the Company and chair and attend all board meetings.

2. Participate in Company committees as designated by the Board.

3. Ensure the objectives of the company, as agreed by the Board, are fully, promptly and properly carried out.

4. Ensure that all members of the Board receive tailored induction on all activities as they relate to overall Board effectiveness.

Exhibit B

EMPLOYEE INTELLECTUAL PROPERTY RIGHTS

AND NON-COMPETITION AGREEMENT

In order to induce Hologic, Inc., a Delaware corporation (the “Company”), to employ me initially or to continue my employment, as the case may be, and in consideration of its doing so, I hereby agree as follows:

1.	Definitions.

When used in this Agreement, the terms specified below have the meanings indicated. Terms defined elsewhere in this Agreement have the meanings specified there.

“Company” means the Company and, any other business entity that is either controlled by, controls, or under common control with the Company.

“Confidential Information” means Information, whether it is or is not recorded or embodied in or on Material, that is not a Trade Secret but that is identified to me as being confidential to the Company.

“Information” means all information concerning technical, administrative, financial, manufacturing, or marketing activities, including, without limitation, design, manufacturing, and procurement specifications; engineering and manufacturing data; manufacturing processes, techniques, and know-how; formulas; information-processing processes or programs; techniques, and know-how; research and development plans; trade secrets; marketing plans and strategies; customer names, employee names and responsibilities, cost and financial data, and other data.

“Invention” means any discovery, invention, improvement, process, formula, or technique, whether patentable or not.

“Material” means any physical embodiment of Information, regardless of whether I or someone else created it, including, without limitation, drawings, specifications, recording media for machine information-processing systems (such as disks, ROMs, and tapes that contain Information), documentation of all types, contracts, reports, manuals, lists, quotations, proposals, correspondence, notebooks, and samples.

“Trade Secret” means any Information, whether it is or is not recorded or embodied on or in a Material, that is not readily available from either the Company or another source without restrictions on its use and disclosure and whose use by Company gives it an opportunity to obtain an advantage over its then-current or potential competitors that do not use it.

“Proprietary Invention” means any Invention I made, conceived, or reduced to practice, either alone or with others, (a) either in the course of performing work for Company or at Company’s expense, or (b) that results from tasks assigned to me by Company, or (c) whose creation ordinarily would be associated with my then current responsibilities as an employee of the Company. If I am identified as an inventor in any application for any United States or foreign patent where the Invention (i) is claimed to have been made, conceived, or reduced to practice during the first year after termination of my employment by the Company and (ii) would have been a Proprietary Invention if it occurred before the termination of my employment, then that Invention shall be rebuttably presumed to be a Proprietary Invention.

“Trade Secret Material” means Material that contains Trade Secrets.

2.	Acknowledgment of Relationship of Trust.

I realize that my employment by the Company involved a relationship of confidence and trust between me and the Company with respect to its intellectual property rights, which include patents, trade secrets, copyrights, and trademarks, and that, as part of my employment, I am expected to contribute to the Company by creating and protecting those rights. I understand that the Company’s competitive position depends on its ability to develop, utilize, and keep control over those intellectual property rights, and I will develop and protect those rights as provided below, or as otherwise reasonably requested in writing.

3.	Non-disclosure of Trade Secrets and Confidential Information.

(a) At all times, both during my employment by the Company and afterward, I will keep in confidence, and will not disclose, any Trade Secrets to anyone, and will not transfer any Trade Secret Material to anyone, including employees of Company, except as authorized by the Company. I will use any Trade Secrets and Trade Secret Material to which I have access only in the course of my work for the Company and for its benefit and will not appropriate it for the benefit of myself or any other person. During my employment by Company I will comply with its then-current procedures for the protection of Trade Secrets and Trade Secret Material. In the event of any inconsistency between those procedures and the requirements of this Agreement, the more stringent procedures or requirements will apply.

(b) At all times, both during my employment by the Company and afterward, I will keep in confidence and will not disclose or transfer any Confidential Information to any person other than an employee of Company, except as authorized by the Company, and I will not appropriate confidential information for the benefit of myself or any other person.

4.	Return of Trade Secret Material and Material Containing Confidential Information.

I will not remove from Company’s premises, or make any copies of, Trade Secret Material or Material containing Confidential Information, except for use in Company’s business. I will return to the Company all such Materials, including all copies of it, in my possession or under my control, (I) at any time upon the request of the Company, and (ii) without such a request at the termination of my employment by the Company. Upon the Company’s request, I will furnish a written statement that I returned all such Materials.

5.	Prior Inventions.

As a matter of record, and in order to avoid disputes over the application of paragraph 7 below, I attach to this Agreement, as Exhibit A, a complete list of all Inventions I made, conceived, or first reduced to practice, alone or jointly with others, prior to my employment by Employer, that are not described in a publication or patent application in existence on the Effective Date of this Agreement, and that I want to exclude from the effect of this Agreement. If no such list is attached to this Agreement, I represent that I will have no such Inventions as of the Effective Date.

6.	Disclosure of Inventions.

I will disclose to the Company promptly (a) any Proprietary Inventions and (b) any Inventions of which I am aware that are made, conceived, or first reduced to practice by others performing services for Employer.

7.	Assignment of Proprietary Inventions.

All Proprietary Inventions shall be the exclusive property of the Company, and the Company shall be the owner of any patents and other rights related to Proprietary Inventions. Accordingly, I hereby assign and convey to the Company all of my right, title, and interest in and to any Proprietary Inventions.

8.	Cooperation and Further Assurances.

I will help the Company, at its expense, obtain and enforce patents on Proprietary Inventions in any countries it selects, and I will execute any related documents, including, without limitation, application papers for letters patent, assignments, affidavits and oaths of facts within my knowledge, and assignments of my right, title, and interest in and to Proprietary Inventions and related patents to the Company or its designee. I will do any other things the Company requests to convey to, or vest in, the Company the rights, titles, benefits, and privileges intended to be conveyed. My obligation under this paragraph shall continue after the termination of my employment, subject to the Company’s compensating me at a reasonable rate for time actually spent by me at Employer’s request on such help after termination of employment.

9.	Prior Agreements.

I attach to this Agreement, as Exhibit B, a complete list of prior agreements with any other person related to intellectual property rights or which restricts in any way my employment by the Company. I represent that my performance of all the terms of this Agreement and as an employee of the Company will not breach any other agreement, including any employment, confidentiality, non-competition, or other agreement,. I will not enter into any agreement either written or oral in conflict with this Agreement.

10.	Works in Authorship.

(a) I acknowledge that all works of authorship (including, without limitation, works of authorship that contain software program code) I produce during and within the scope of, my employment by the Company, whether they are or are not created on the Company’s premises or during hours in which I am supposed to be rendering services to the Company, are works made for hire and are the property of the Company, and that copyrights in those works of authorship are the property of the Company. If for any reason it appears that the Company is not the author of any such work of authorship for copyright purposes, I hereby expressly assign all of my rights in and to that work to the Company and agree to sign any instrument of specific assignment requested.

(b) I will use reasonable efforts to avoid including in any work of authorship I produce within the scope of my employment any material that then is created by, or on behalf of, any person other than the Company. I will inform the Company of any material created by or on behalf of any other person that I recommend be included in a work of authorship.

11.	Information or Material of Others.

I will not disclose to Company, or use in Company’s business, or Information or Material relating to the business of any other person and intended by that person not to be disclosed to Company.

12.	Full Time and Best Efforts.

I will devote my full time during the time I am expected to work, and my best efforts, to Company’s business to the exclusion of all other business activities. In addition, while I am employed by the Company, I will not, directly or indirectly, either by myself or in conjunction with others, be engaged or interested in, or affiliated with, or organize or help to organize, or aid or assist in any manner any business similar to or competitive with Company, except that mere ownership of no more than one percent (1%) of the capital stock of a corporation whose stock is registered under Section 12 or Section 13 of the Securities Exchange Act of 1934 is not so barred. I agree to fully comply with all published Company policies and procedures as they may be amended from time to time, and to always conduct myself in accord with the highest ethical, moral, and legal standards.

13.	Non-competition.

During the course of my employment and for two (2) years after termination thereof for any reason, I will not, directly or indirectly, either by myself or in conjunction with others, be engaged or interested in, or affiliated with or organize or help to organize, or aid or assist in any manner, any business competitive with the products and services then offered or planned to be offered by the Company, in the United States or elsewhere, except that I understand that mere ownership of no more than two percent (2%) of the total outstanding stock of a publicly held corporation is not so barred. During this same period, I shall not on behalf of any party or person other than the Company, solicit or induce (or assist or provide information in connection therewith) any (i) then-customer or prospective customer of the Company for any product or service competitive with any product or service then offered or planned to be offered by the Company, or (ii) then-current employee (except for my personal assistant) to leave the employ of the Company. I recognize that the foregoing limitations are reasonably required for the adequate protection of the Company's business and do not preclude me from pursuing my livelihood. However, if any such foregoing limitation is found by a court to be unenforceable for any reason, said limitation shall be interpreted to extend only to the maximum extent enforceable. I agree to inform any new employer or associate of this Agreement and to provide it with a copy.

Both the employee and the Company agree that they will discuss at the point of separation, a reasonable alternative to the non-competition portion of this agreement. The intent here would be 1.) not to prevent the employee from seeking gainful employment and 2.) To protect the company’s proprietary and confidential information as it pertains to that for which the employee was aware of or was directly involved in. Upon agreement at that time by both parties, the Non-Competition section of this agreement would be so waived.

For purposes of this Agreement, I will not be deemed, directly or indirectly, either by myself or in conjunction with others, to be engaged or interested in, or affiliated with or organize or help to organize, or aid or assist in any manner, any business competitive with the products and services then offered, planned to be offered by the Company, in the United States or elsewhere subject to the following:

(i)	the business competing with the Company derives less than ten percent (10%) of its total annual revenues from products and services then under development or offered by the Company in the United States or elsewhere; and

(ii)	I do not have any relationship with the portion, subsidiary or division of the competing business engaged in selling or developing the same products and services as the Company.

14.	Enforcement.

I acknowledge that my employment by Company imposes on me a duty to act solely for the benefit of Company. In addition to any other remedies Company has available to it, Company is entitled, at its election, to recover from me (a) the value of anything belonging to Company I use, or transfer, in breach of that duty, and (b) any benefit I receive as a result of violating that duty of loyalty, or the value of that benefit or its proceeds, and Company also shall be entitled to recover from me the amount of damages it suffered as a result.

15.	Successors and Assigns.

This Agreement shall be binding upon me and my heirs, executors, assigns, and administrators and shall inure to the benefit of Company and its successors and assigns.

16.	Miscellaneous.

This Agreement contains the entire and only agreement between me and Company with respect to the subject matter hereof, and no modification shall be binding on me or Company unless in writing and signed by me and an officer of the Company. My obligations under this Agreement shall survive termination of my employment for any reason, and regardless of whether said termination is or is alleged to be a breach of this or any other Agreement I may have with the Company. This Agreement shall be governed by, subject to, and construed according to the laws of the Commonwealth of Massachusetts. This Agreement is executed under seal.

17.	Effective Date.

This Agreement shall be effective as of the date set forth below.

/s/ Patrick J. Sullivan
(Signature)
/s/ Carolyn Sullivan
(Witness)	Patrick J. Sullivan
8/15/2007
(Effective Date)

Exhibit C

Cytyc Change of Control Agreement